EXHIBIT 99.1

WLG Expands Operations in the Middle East

Chicago.—(PR Newswire)—June 26, 2007-- Wako Logistics Group, Inc. ("WLG or the Group") (OTCBB:WKOL.OB), a global provider of integrated transport and logistics services, is pleased to announce that it has signed a Memorandum of Understanding (“MOU”) appointing Sharaf Logistics LLC (“Sharaf”) as its General Sales Agent in the Gulf Region.

Under the terms of the agreement, Sharaf will serve as WLG’s general sales agent and will assist the Group to establish WLG branded operations in the UAE, Kuwait, Qatar, Bahrain, Jordan, Saudi Arabia, Lebanon, Oman and Iraq.

Christopher Wood, WLG’s CEO, stated: “Signing with Sharaf is an important milestone for WLG. The Middle East region has seen unprecedented growth rates in recent years and our new partnership with Sharaf is part of our strategy to expand WLG’s presence in this region. Most importantly, WLG’s operations in the USA, Asia, UK and Australia are ideally located to serve the growing trade with all countries in this region. I am very pleased with our arrangement with the Sharaf Group and believe it will enhance our ability to provide quality services on a global scale to our customers.”

Stewart Brown, WLG’s CEO for North America, added: “A pioneer in the field of third party logistics services in the region, Sharaf provides us with an extensive network of regional offices under the WLG name. Our agreement with Sharaf gives WLG representation in key locations throughout the region and will not only accelerate our development plans in the GCC states, but will increase our operational strengths in each of these countries.”

About Sharaf Logistics LLC

Sharaf is a member of the UAE based Sharaf Group. The Sharaf Group, established in 1979, is a privately held and diversified group of companies with over 3000 employees in 100 offices. Its activities include shipping and logistics services, retail operations, manufacturing, information technology and financial services. Sharaf Logistics, with full service offices in all key locations within the GCC states, is certified to ISO 9001:2000 for the provision of Liner Agency Services, Freight Forwarding, Warehousing, Distribution and Third Party Logistics Management Services.

About Wako Logistics Group, Inc.

Wako Logistics Group Inc. is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at http://www.wakogroup.com/ .

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors, all of which may impact the ability of the Group to successfully deliver its primary services.. Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q filing.